Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hadron Energy, Inc. of our report dated March 6, 2026, relating to the consolidated financial statements of GigCapital7 Corp., which appears in GigCapital7 Corp.’s Annual report on Form 10-K for the year ended December 31, 2025.

/s/ BPM LLP

San Jose, California

August 3, 2026